    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997



                                                      REGISTRATION NO. 333-38071

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     CRESCENT REAL ESTATE EQUITIES COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                       TEXAS                                            52-1862813
           (State or Other Jurisdiction                              (I.R.S. Employer
         of Incorporation or Organization)                        Identification Number)

                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                               GERALD W. HADDOCK
                     CRESCENT REAL ESTATE EQUITIES COMPANY
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                                   Copies to:

              ROBERT B. ROBBINS, ESQ.                               DAVID M. DEAN, ESQ.
             SYLVIA M. MAHAFFEY, ESQ.                      CRESCENT REAL ESTATE EQUITIES COMPANY
         SHAW, PITTMAN, POTTS & TROWBRIDGE                      777 MAIN STREET, SUITE 2100
                2300 N STREET, N.W.                               FORT WORTH, TEXAS 76102
              WASHINGTON, D.C. 20037

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997


PROSPECTUS
-----------------

                                 $1,500,000,000

                                [CRESCENT LOGO]

                          REAL ESTATE EQUITIES COMPANY
           PREFERRED SHARES, COMMON SHARES AND COMMON SHARE WARRANTS

                             ---------------------

     Crescent Real Estate Equities Company (the "Company") may from time to time offer, in one or more series, (i) preferred shares of beneficial interest, par value $0.01 per share ("Preferred Shares"), (ii) common shares of beneficial interest, par value $0.01 per share ("Common Shares"), and (iii) warrants exercisable for Common Shares ("Common Share Warrants"), with an aggregate public offering price of up to $1,500,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Preferred Shares, Common Shares and Common Share Warrants (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the offering price; (ii) in the case of Common Shares, any public offering price; and (iii) in the case of Common Share Warrants, the specific title and aggregate number, and the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information as to all material U.S. federal income tax considerations relevant to an investment in, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such class or series of Securities.

SEE "RISK FACTORS" AT PAGE 2 OF THIS PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO
                        AN INVESTMENT IN THE SECURITIES.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1997.

                                  THE COMPANY

     Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), together with its subsidiaries, is a fully integrated real estate company operating as a real estate investment trust for federal income tax purposes (a "REIT"). The term "Company" includes, as the context requires, Crescent Real Estate Equities, Inc., formerly a Maryland corporation and the predecessor of Crescent Equities (the "Predecessor Corporation"), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of the Crescent Equities.


     As of October 24, 1997, the Company directly or indirectly owned a portfolio of real estate assets (the "Properties") located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 78 office properties (the "Office Properties") with an aggregate of approximately 26.6 million net rentable square feet, approximately 90 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts that can accommodate up to 442 guests daily (collectively, the "Hotel Properties"), real estate mortgages relating to, and non-voting common stock in, five residential development corporations (the "Residential Development Corporations"), which in turn, through joint ventures or partnership arrangements, own interests in 14 residential development properties (the "Residential Development Properties"), and seven retail properties (the "Retail Properties") with an aggregate of approximately 771,000 net rentable square feet.


     The Company, as a fully integrated real estate company, provides management, leasing and development services with respect to certain of its Properties. As of September 30, 1997, the Company had approximately 345 employees and its executive officers had more than 175 years of combined experience in the real estate industry.

     The Company owns its assets and carries on its operations and other activities through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. Crescent Real Estate Equities, Ltd., the sole 1% general partner of the Operating Partnership (the "General Partner"), controls the Operating Partnership, and Crescent Equities is the sole stockholder of the General Partner. In addition, as of September 30, 1997, the Company owned an approximately 88% limited partner interest in the Operating Partnership.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                                  RISK FACTORS

     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus and the more detailed information on risks of investment contained in the applicable Prospectus Supplement relating thereto before purchasing Securities.

CONCENTRATION OF ASSETS

     A significant portion of the Company's assets are, and revenues are derived from, Properties located in the metropolitan areas of Dallas-Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas-Fort Worth or Houston metropolitan areas or other geographic markets in which the Company in the future may acquire substantial assets could have a substantial effect on the financial condition and results of operations of the Company.

RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW ASSETS

     From the closing of the Company's initial public offering in May 1994 through September 30, 1997, the Company has experienced rapid growth, increasing its total assets by approximately 940 percent. There can be no assurance that the Company will be able to manage its growth effectively and the failure to do so may have a material adverse effect on the financial condition and results of operations of the Company.

PURCHASES FROM FINANCIALLY DISTRESSED SELLERS

     Implementation of the Company's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distress situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally.

CHANGE IN POLICIES

     The Board of Trust Managers provides guidance to the senior management of the Operating Partnership regarding the Company's operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions. These policies and strategies may be revised, from time to time, without shareholder approval. Changes in the Company's policies and strategies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.

POSSIBLE ADVERSE CONSEQUENCES OF OWNERSHIP LIMIT

     The limitation on ownership of Common Shares set forth in the Company's Restated Declaration of Trust (the "Declaration of Trust") could have the effect of discouraging offers to acquire the Company and of inhibiting or impeding a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such a transaction. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

RELIANCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Richard E. Rainwater, Chairman of the Board of Trust Managers, and other senior management personnel. While the Company believes that it could find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. John C. Goff, Trust Manager and Vice Chairman of the Board of Trust Managers, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager, have entered into employment agreements with the Company, and Messrs. Rainwater, Goff and Haddock each has entered into a noncompetition agreement with the Company. The Company has not obtained key-man insurance for any of its senior management personnel.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     The Company intends to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, so long as it distributes at least 95 percent of its taxable income currently and satisfies certain other highly technical and complex requirements. Unlike many REITs, which tend to make only one or two types of real estate investment, the Company invests in a broad range of real estate products, and certain of its investments are more complicated than those of other REITs. As a result, the Company is likely to encounter a greater number of interpretative issues under the REIT qualification rules, and more such issues which lack clear guidance, than are other REITs. The Company, as a matter of policy, regularly consults with outside tax counsel in structuring its new investments. The Company has received an opinion from Shaw, Pittman, Potts and Trowbridge ("Tax Counsel") that the Company qualified as a REIT under the Code for its taxable years ending on or before December 31, 1996, is organized in conformity with the requirements for qualification as a REIT under the Code and its proposed manner of operation will enable it to continue to meet the requirements for qualification as a REIT. However, this opinion is based upon certain representations made by the Company and the Operating Partnership and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Tax Counsel's opinion is not binding upon either the Internal Revenue Service or the courts. Because the Company's qualification as a REIT in its current and future taxable years depends upon its meeting the requirements of the Code in future periods, no assurance can be given that the Company will continue to qualify as a REIT in the future. If, in any taxable year, the Company were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to shareholders. The applicable Prospectus Supplement will contain information, where applicable, as to all material U.S. federal income tax considerations relevant to an investment in the Securities covered by such Prospectus Supplement.

RISKS RELATING TO DEBT

     The Company's organizational documents do not limit the level or amount of debt that it may incur. It is the Company's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization targeted at approximately 40 percent, although this policy is subject to reevaluation and modification by the Company and could be increased above 40 percent. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company.

RISKS RELATING TO CONTROL OF CERTAIN PROPERTIES

     Hotel Risks. The Company has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc., and such subsidiaries, rather than the Company, are entitled to exercise all rights of the owner of the respective hotel. The Company will receive both base rent and a percentage of gross sales above a certain minimum level pursuant to the leases, which expire between 2004 and 2007. As a result, the Company will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of such subsidiaries to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses. Each of the Hotel Properties is managed pursuant to a management agreement. The amount of rent payable to the Company under the leases with respect to the Hotel Properties will depend on the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Company's results of operations will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of the subsidiaries and the managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties. In addition, the Company, expects, in accordance with the terms of an intercompany agreement between the Company and Crescent Operating, Inc. (the "Intercompany Agreement"), to lease any hotel properties that it may acquire in the future to Crescent Operating, Inc. (or a subsidiary or subsidiaries) which, as lessees of any such hotel properties, will be entitled to exercise all rights of the owner. See "-- Real Estate Risks Specific to the Company's Business -- Potential Conflicts of Interest."

     Lack of Control of Residential Development Corporations. The Company is not able to elect the boards of directors of the Residential Development Corporations, and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Company does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities.

GENERAL REAL ESTATE RISKS

     Uncontrollable Factors Affecting Performance and Value. The economic performance and value of the Company's real estate assets will be subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in general national, regional and local economic and market conditions. Such local real estate market conditions may include excess supply and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the Residential Development Properties) and the availability of financing.

     Illiquidity of Real Estate Investments. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. Prior to the Company's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Company or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

REAL ESTATE RISKS SPECIFIC TO THE COMPANY'S BUSINESS

     Investment Risks. In implementing its investment strategies, the Company has invested in a broad range of real estate assets, and in the future, may invest in additional types of real estate assets not currently included in its portfolio. There can be no assurance, however, that the Operating Partnership will be able to implement its investment strategies successfully in the future. As a result of its real estate investments, the Operating Partnership will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which it invests. For example, the Operating Partnership is subject to risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the Company is subject to risks relating to the Behavioral Healthcare Facilities, including the effect of any failure of the tenant to make required lease payments (which equal more than 10% of the Company's current base rental revenues); the effects of factors, such as regulation of the healthcare industry and limitations on government disbursement programs, on the ability of the tenant to make the required lease payments, and the limited number of replacement tenants in the event of default under, or non-renewal of, the lease. Similarly, the Company is subject to the risk that the success of its investment in the Hotel Properties will be highly dependent upon the ability of the Hotel Properties to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities.

     Risks of Joint Ownership of Assets. The Company has the right to invest in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT.

     Potential Conflicts of Interest. The Company has entered into the Intercompany Agreement with Crescent Operating, Inc., pursuant to which each has agreed to provide the other with rights to participate in certain transactions. The certificate of incorporation of Crescent Operating, Inc., as amended and restated, generally prohibits Crescent Operating, Inc., for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity but elected not to pursue such activities or investments. In addition, subsidiaries of Crescent Operating, Inc. are the lessees of each of the Hotel Properties, and Crescent Operating, Inc. owns a 50% interest in the entity which is the lessee of the Behavioral Healthcare Facilities and the Company's largest tenant in terms of current base rental. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and Crescent Operating, Inc., and Gerald W. Haddock also serves as President, Chief Executive Officer and a director of Crescent Operating, Inc., and serves as President, Chief Executive Officer and a trust manager of the Company. As of September 30, 1997, senior management and the trust managers of the Company beneficially owned approximately 17.2% of the Company's common equity (consisting of Common Shares and units of ownership interest in the Operating Partnership ("Units"), including vested options to purchase Common Shares and Units) and approximately the same percentage of the outstanding common stock of Crescent Operating, Inc. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Operating Partnership and Crescent Operating, Inc.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest, contribute or otherwise transfer the net proceeds of any sale of Securities to the Operating Partnership, which would use such net proceeds for general business purposes, including the acquisition and development of additional properties and other acquisition transactions, the payment of certain outstanding debt and improvements to certain properties in the Company's portfolio.

       RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARES DIVIDENDS

     The Company's ratio of earnings to fixed charges for the six months ended June 30, 1997, for the years ended December 31, 1996 and 1995, and for the period from May 4, 1994 to December 31, 1994 were 2.45, 2.01, 2.60 and 3.85.
There were no preferred shares outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred shares dividends is identical to the ratio of earnings to fixed charges.

     Prior to completion of the Company's initial public offering in May 1994, the Company's predecessors, which consisted of a group of affiliated entities owned and controlled by Mr. Rainwater, utilized traditional single asset mortgage loans and construction loans as their principal source of outside capital. In connection with completion of the initial public offering, the Company reorganized the predecessor entities into a single consolidated entity and substantially deleveraged their asset base. As a result of these factors, the Company does not consider information relating to the ratio of earnings to fixed charges for the periods prior to the completion of the initial public offering to be meaningful.

     For the purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

     The Declaration of Trust of the Company authorizes the Board of Trust Managers to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (the "Preferred Shares"). See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law -- Preferred Shares." The Declaration of Trust also authorizes the issuance of up to an aggregate of 100,000,000 Excess Shares issuable in exchange for Preferred Shares as described below at "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

     Under the Company's Declaration of Trust, the Board of Trust Managers may from time to time establish and issue one or more series of Preferred Shares without shareholder approval. The Board of Trust Managers may classify or reclassify any unissued Preferred Shares by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Trust Managers has the power to establish the preferences and rights of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares. Preferred Shares will, when issued, be fully paid and nonassessable.

     The following description of Preferred Shares sets forth certain general terms and provisions of Preferred Shares to which any Prospectus Supplement may relate. The statements below describing Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and the Company's Amended and Restated Bylaws (the "Bylaws").

     The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation: (i) the title and stated value of such Preferred Shares; (ii) the number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares; (iv) the date from which dividends on such Preferred Shares shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Shares; (vi) the provision for a sinking fund, if any, for such Preferred Shares; (vii) the provision for redemption, if applicable, of such Preferred Shares; (viii) any listing of such Preferred Shares on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares; (xi) a discussion of federal income tax considerations applicable to such Preferred Shares; (xii) the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiv) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to Preferred Shares, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to Preferred Shares. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trust Managers, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trust Managers of the Company.

     Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trust Managers fails to declare a dividend payable on a dividend payment date on any series of Preferred Shares for which dividends are noncumulative, then the holders of such series of Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     Unless otherwise specified in the Prospectus Supplement, if any Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on any capital shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then-current dividend period or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then-current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then-current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

REDEMPTION

     If so provided in the applicable Prospectus Supplement, any series of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends of the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then-current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then-current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and the series of Preferred Shares to be redeemed; (iii) the redemption to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (v) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the designating amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof, provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Preferred Shares of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

SHAREHOLDER LIABILITY

     Under Texas law, no shareholder, including holders of Preferred Shares, shall be personally liable for any contractual obligation of the Company on the basis (i) that the person is or was the alter ego of the Company, or (ii) of actual or constructive fraud, a sham to perpetrate a fraud, or similar theory, unless the obligee demonstrates that the shareholder caused the Company to be used for the purpose of perpetrating and did perpetrate an actual fraud on the obligee primarily for the direct personal benefit of the shareholder.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Shares -- Ownership Limits and Restrictions on Transfer," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the designating amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of Preferred Shares.

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Declaration of Trust of the Company authorizes the Board of Trust Managers to issue up to 250,000,000 Common Shares, as well as 250,000,000 Excess Shares, par value $0.01 per share, issuable in exchange for Common Shares as described below at "-- Ownership Limits and Restrictions on Transfer." The Common Shares are listed on the New York Stock Exchange under the symbol "CEI."

     Subject to such preferential rights as may be granted by the Board of Trust Managers in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive ratably such distributions as may be declared on the Common Shares by the Board of Trust Managers in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Shares. Holders of Common Shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code (i) not more than 50% in value of outstanding equity securities of all classes ("Equity Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year;
(ii) the Equity Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain percentages of the Company's gross income must come from certain activities.

     To ensure that five or fewer individuals do not own more than 50% in value of the outstanding Equity Shares, the Company's Declaration of Trust provides generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 8.0% of the issued and outstanding Common Shares (the "Common Share Ownership Limit") or more than 9.9% of the issued and outstanding shares of any series of Preferred Shares (the "Preferred Shares Ownership Limit"), except that Mr. Rainwater, the Chairman of the Board of Trust Managers, and certain related persons together may own, or be deemed to own, by virtue of certain attribution provisions of the Code, up to 9.5% (the "Rainwater Ownership Limit") of the issued and outstanding Common Shares (collectively, the "Ownership Limit"). The Board of Trust Managers, upon receipt of a ruling from the IRS, an opinion of counsel, or other evidence satisfactory to the Board of Trust Managers, in its sole discretion, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any person that is not an individual (as defined in Section 542(a)(2) of the Code). In connection with any such waiver or change, the Board of Trust Managers may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Equity Shares on the Company's status as a REIT for federal income tax purposes.

     In addition, the Board of Trust Managers, from time to time, may increase the Common Shares Ownership Limit, except that (i) the Common Shares Ownership Limit may not be increased and no additional limitations may be created if, after giving effect thereto, the Company would be "closely held" within the meaning of Section 856(h) of the Code and (ii) the Common Shares Ownership Limit may not be increased to a percentage that is greater than 9.9%. Under the Declaration of Trust, neither the Preferred Shares Ownership Limit nor the Rainwater Ownership Limit may be increased. The Board of Trust Managers may reduce the Rainwater Ownership Limit, with the written consent of Mr. Rainwater, after any transfer permitted by the Declaration of Trust. Prior to any modification of the Ownership Limit or the Rainwater Ownership Limit, the Board of Trust Managers will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure the Company's status as a REIT.

     Under the Declaration of Trust, the Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving the Company's status as a REIT for federal income tax purposes, the Ownership Limit may prevent any person or small group of persons from acquiring control of the Company.

     The Declaration of Trust of the Company also provides that if an issuance, transfer or acquisition of Equity Shares (i) would result in a holder exceeding the Ownership Limit, (ii) would cause the Company to be beneficially owned by less than 100 persons, (iii) would result in the Company being "closely held" within the meaning of Section 856(h) of the Code or (iv) would otherwise result in the Company failing to qualify as a REIT for federal income tax purposes, such issuance, transfer or acquisition shall be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the Declaration of Trust, Equity Shares owned, transferred or proposed to be transferred in excess of the Ownership Limit or which would otherwise jeopardize the Company's status as a REIT under the Code will automatically be converted to Excess Shares. A holder of Excess Shares is not entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares and the right to certain distributions upon liquidation. Any dividend or distribution paid to a proposed transferee on Excess Shares pursuant to the Company's Declaration of Trust will be required to be repaid to the Company upon demand. Excess Shares will be subject to repurchase by the Company at its election. The purchase price of any Excess Shares will be equal to the lesser of
(i) the price in such proposed transaction or (ii) either (a) if the shares are then listed on the New York Stock Exchange, the fair market value of such shares reflected in the average closing sales prices for the shares on the 10 trading days immediately preceding the date on which the Company or its designee determines to exercise its repurchase right; or (b) if the shares are not then so listed, such price for the shares on the principal exchange (including the Nasdaq National Market) on which such shares are listed; or (c) if the shares are not then listed on a national securities exchange, the latest quoted price for the shares; or (d) if not quoted, the average of the high bid and low asked prices if the shares are then traded over-the-counter, as reported by the Nasdaq Stock Market; or (e) if such system is no longer in use, the principal automated quotation system then in use; or (f) if the shares are not quoted on such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares; or (g) if there is no such market maker or such closing prices otherwise are unavailable, the fair market value, as determined by the Board of Trust Managers in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. The Declaration of Trust also establishes certain restrictions relating to transfers of any Exchange Shares that may be issued. If such transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Company will have the option to deem the intended transferee of any Excess Shares to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     Under the Declaration of Trust, the Company has the authority at any time to waive the requirement that Excess Shares be issued or be deemed outstanding in accordance with the provisions of the Declaration of Trust if the issuance of such Excess Shares or the fact that such Excess Shares is deemed to be outstanding would, in the opinion of nationally recognized tax counsel, jeopardize the status of the Company as a REIT for federal income tax purposes.

     All certificates issued by the Company representing Equity Shares will bear a legend referring to the restrictions described above.

     The Declaration of Trust of the Company also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5.0% of the outstanding Equity Shares (or such lower percentage as may be set by the Board of Trust Managers), must file an affidavit with the Company containing information specified in the Declaration of Trust no later than January 31 of each year. In addition, each shareholder, upon demand, shall be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the trust managers deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

     The ownership limitations described above may have the effect of precluding acquisitions of control of the Company by a third party. See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law."

REGISTRAR AND TRANSFER AGENT

     The Registrar and Transfer Agent for the Common Shares is BankBoston, N.A.

                      DESCRIPTION OF COMMON SHARE WARRANTS

     The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Share Warrants; (ii) the aggregate number of such Common Share Warrants; (iii) the price or prices at which such Common Share Warrants will be issued; (iv) the number of shares of Common Shares purchasable upon exercise of such Common Share Warrants; (v) the designation and terms of any other Securities offered thereby with which such Common Share Warrants are to be issued and the number of such Common Share Warrants issued with each such Security offered thereby; (vi) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable; (vii) the price at which the Common Shares purchasable upon exercise of such Common Share Warrants may be purchased; (viii) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum number of such Common Share Warrants which may be exercised at any one time; (x) information with respect to book entry procedures, if any;
(xi) any limitations on the acquisition or ownership of such Common Share Warrants which may be required in order to maintain the status of the Company as a REIT; (xii) a discussion of certain federal income tax considerations; and
(xiii) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

     Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants, including a description of certain restrictions on the ownership of Common Shares.

      CERTAIN PROVISIONS OF THE DECLARATION OF TRUST, BYLAWS AND TEXAS LAW

     The Declaration of Trust and the Bylaws of the Company contain certain provisions that may inhibit or impede acquisition or attempted acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Trust Managers. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is only a summary of the terms of the Declaration of Trust and Bylaws (copies of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part). See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer."

STAGGERED BOARD OF TRUST MANAGERS

     The Declaration of Trust and the Bylaws provide that the Board of Trust Managers will be divided into three classes of trust managers, each class constituting approximately one-third of the total number of trust managers, with the classes serving staggered three-year terms. The classification of the Board of Trust Managers will have the effect of making it more difficult for shareholders to change the composition of the Board of Trust Managers, because only a minority of the trust managers are up for election, and may be replaced by vote of the shareholders, at any one time. The Company believes, however, that the longer terms associated with the classified Board of Trust Managers will help to ensure continuity and stability of the Company's management and policies.

     The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the Company's capital shares or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders. Accordingly, under certain circumstances shareholders could be deprived of opportunities to sell their shares of Common Shares at a higher price than might otherwise be available.

NUMBER OF TRUST MANAGERS; REMOVAL; FILLING VACANCIES

     Subject to any rights of holders of Preferred Shares to elect additional trust managers under specified circumstances ("Preferred Holders' Rights"), the Declaration of Trust provides that the number of trust managers will be fixed by, or in the manner provided in, the Bylaws, but must not be more than 25 nor less than one. See "Description of Preferred Shares -- Voting Rights" below. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, the number of trust managers will be fixed by the Board of Trust Managers, but must not be more than 25 or less than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Board of Trust Managers otherwise determines, any vacancies (other than vacancies created by an increase in the total number of trust managers) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies created by an increase in the total number of trust managers may be filled by a majority of the entire Board of Trust Managers. Accordingly, the Board of Trust Managers could temporarily prevent any shareholder from enlarging the Board of Trust Managers and then filling the new trust manager position with such shareholder's own nominees.

     The Declaration of Trust and the Bylaws provide that, subject to any Preferred Holders' Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.

RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF TRUST MANAGERS

     The Declaration of Trust provides that, in determining what is in the best interest of the Company in evaluating a "business combination," "change in control" or other transaction, a trust manager of the Company shall consider all of the relevant factors. These factors may include (i) the immediate and long-term effects of the transaction on the Company's shareholders, including shareholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues raised by the transaction; and
(viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Board of Trust Managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and, on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's shareholders.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The Bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of the Company (the "Shareholder Notice Procedure").

     Pursuant to the Shareholder Notice Procedure (i) only persons who are nominated by, or at the direction of, the Board of Trust Managers, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which trust managers are to be elected, will be eligible for election as trust managers of the Company and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board of Trust Managers or by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Trust Managers a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Trust Managers, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Trust Managers power to block shareholder nominations for the election of trust managers or proposal for action, the Shareholder Notice Procedure may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.

PREFERRED SHARES

     The Declaration of Trust authorizes the Board of Trust Managers to establish one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. See "Description of Preferred Shares." The Company believes that the ability of the Board of Trust Managers to issue one or more series of Preferred Shares will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs. The authorized Preferred Shares are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded at the time of issuance or proposed issuance. Although the Board of Trust Managers has no present intention to do so, it could, in the future, issue a series of Preferred Shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then-prevailing market prices for their Common Shares.

AMENDMENT OF DECLARATION OF TRUST

     The Declaration of Trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the Declaration of Trust relating to "business combinations" or "control shares" (as described below under "-- Business Combinations" and "-- Control Share Acquisitions") may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The Declaration of Trust authorizes the Board of Trust Managers, subject to any rights of holders of any series of Preferred Shares, to create and issue rights entitling the holders thereof to purchase from the Company Equity Shares or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Trust Managers. This provision is intended to confirm the authority of the Board of Trust Managers to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

BUSINESS COMBINATIONS

     The Declaration of Trust establishes special requirements with respect to "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares (an "Interested Shareholder"), subject to certain exemptions. In general, the Declaration of Trust provides that an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the Company for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the Declaration of Trust, such transactions must be (i) approved by the Board of Trust Managers of the Company and (ii) approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of Equity Shares receive a minimum price (as defined in the Declaration of Trust) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of the Declaration of Trust do not apply, however, to business combinations that are approved or exempted by the Board of Trust Managers of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

     The Declaration of Trust provides that "control shares" of the Company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by the holders of Equity Shares, excluding shares as to which the acquiror, officers of the Company and employees of the Company who are also trust managers have the right to vote or direct the vote. "Control shares" are Equity Shares which, if aggregated with all other Equity Shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of the outstanding voting shares of the Company. Control shares do not include Equity Shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A "control share acquisition" is defined as the acquisition of control shares, subject to certain exemptions enumerated in the Declaration of Trust.

     The Declaration of Trust provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Board of Trust Managers of the Company to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the Equity Shares. If no request for a meeting is made, the Declaration of Trust permits the Company itself to present the question at any shareholders' meeting.

     Pursuant to the Declaration of Trust, if voting rights are not approved at a shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Declaration of Trust, then, subject to certain conditions and limitations set forth in the Declaration of Trust, the Company will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the Declaration of Trust, if voting rights for control shares are approved at a shareholders' meeting and, as a result, the acquiror would be entitled to vote a majority of the Equity Shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust Act (the "TRA"). The Declaration of Trust provides that the fair value of the Equity Shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters' rights do not apply.

     These provisions of the Declaration of Trust do not apply to Equity Shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or if the acquisition is approved or excepted by the Declaration of Trust or Bylaws of the Company prior to a control share acquisition.

OWNERSHIP LIMIT

     The limitation on ownership of shares of Common Shares set forth in the Company's Declaration of Trust, as well as the provisions of the TRA, could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. See "Description of Common
Shares -- Ownership Limits and Restrictions on Transfer."

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances. A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO ERISA, A TAX QUALIFIED RETIREMENT PLAN, AN INDIVIDUAL RETIREMENT ACCOUNT ("IRA") OR A GOVERNMENTAL, CHURCH OR OTHER PLAN THAT IS EXEMPT FROM ERISA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF ERISA, THE CODE AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE SECURITIES BY SUCH PLAN OR IRA.

FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS

     A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (an "ERISA Plan") should consider the fiduciary standards under ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment of any portion of the ERISA Plan's assets in the Securities. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; (ii) whether the investment is in accordance with the documents and instruments governing the ERISA Plan as required by Section 404(a)(1)(D) of ERISA; (iii) whether the investment is prudent under Section 404(a)(1)(B) of ERISA; and (iv) whether the investment is solely in the interests of the ERISA Plan participants and beneficiaries and for the exclusive purpose of providing benefits to the ERISA Plan participants and beneficiaries and defraying reasonable administrative expenses of the ERISA Plan as required by Section 404(a)(1)(A) of ERISA.

     In addition to the imposition of fiduciary standards, ERISA and Section 4975 of the Code prohibit a wide range of transactions between an ERISA Plan, an IRA or certain other plans (collectively, a "Plan") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA and "disqualified persons" within the meaning of the Code). Thus, a Plan fiduciary or person making an investment decision for a Plan also should consider whether the acquisition or the continued holding of the Securities might constitute or give rise to a direct or indirect prohibited transaction.

PLAN ASSETS

     The prohibited transactions rules of ERISA and the Code apply to transactions with a Plan and also to transactions with the "plan assets" of a Plan. The "plan assets" of a Plan include the Plan's interest in an entity in which the Plan invests and, in certain circumstances, the assets of the entity in which the Plan holds such interest. The term "plan assets" is not specifically defined in ERISA or the Code, nor, as of the date hereof, has it been interpreted definitively by the courts in litigation. On November 13, 1986, the United States Department of Labor, the governmental agency primarily responsible for administering ERISA, adopted a final regulation (the "DOL Regulation") setting out the standards it will apply in determining whether an equity investment in an entity will cause the assets of such entity to constitute "plan assets." The DOL Regulation applies for purposes of both ERISA and Section 4975 of the Code.

     Under the DOL Regulation, if a Plan acquires an equity interest in an entity, which equity interest is not a "publicly offered security," the Plan's assets generally would include both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulation defines a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Securities will be sold in an offering registered under the Securities Act and registered under Section 12(b) of the Exchange Act.

     The DOL Regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be "widely held" solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Company expects the Securities to be "widely held" upon completion of any offering.

     The DOL Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as will be the case with any offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Declaration of Trust on the transfer of the Securities are limited to restrictions on transfer generally permitted under the DOL Regulation and are not likely to result in the failure of the Securities to be "freely transferable." See "Common Shares -- Ownership Limits and Restrictions on Transfer." The DOL Regulation only establishes a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the Department of Labor and the U.S. Treasury Department would not reach a contrary conclusion with respect to the Securities. Any additional transfer restrictions imposed on the transfer of the Securities will be discussed in the applicable Prospectus Supplement.

     Assuming that the Securities will be "widely held" and "freely transferable," the Company believes that the Securities will be publicly offered securities for purposes of the DOL Regulation and that the assets of the Company will not be deemed to be "plan assets" of any plan that invests in the Securities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement, of which this Prospectus is a part, under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13038) with the Commission and are incorporated herein by reference:

           1. The Company's Registration Statement on Form 8-B filed on March 24, 1997 registering the Common Shares of the Company under
              Section 12(b) of the Exchange Act.

           2. The Proxy Statement in connection with the Company's 1997 Annual Meeting of Stockholders.

           3. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on April 30, 1997 and May 16, 1997.

           4. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

           5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended on August 28, 1997.

           6. The Company's Current Report on Form 8-K dated January 29, 1997 and filed March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997.

           7. The Company's Current Report on Form 8-K dated February 28, 1997 and filed March 17, 1997, as amended on March 21, 1997.

           8. The Company's Current Report on Form 8-K dated April 9, 1997 and filed April 10, 1997, as amended on April 24, 1997.

           9. The Company's Current Report on Form 8-K dated April 22, 1997 and filed April 24, 1997.


          10. The Company's Current Report on Form 8-K dated May 8, 1997 and filed May 12, 1997.



          11. The Company's Current Report on Form 8-K dated June 20, 1997 and filed September 30, 1997, as amended on October 1, 1997.



          12. The Company's Current Report on Form 8-K dated July 22, 1997 and filed July 23, 1997.



          13. The Company's Current Report on Form 8-K dated August 11, 1997 and filed August 13, 1997.



          14. The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 22, 1997.



          15. The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 30, 1997, as amended on October 1, 1997.



          16. The Company's Current Report on Form 8-K dated September 28, 1997 and filed October 27, 1997.



          17. The Company's Current Report on Form 8-K dated September 30, 1997 and filed September 30, 1997, as amended on October 1, 1997.

          18. The Company's Current Report on Form 8-K dated September 30, 1997 and filed October 1, 1997, as amended on October 9, 1997.



          19. The Company's Current Report on Form 8-K dated October 8, 1997 and filed October 14, 1997.



          20. The Company's Current Report on Form 8-K dated October 22, 1997 and filed October 28, 1997.


     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas 76102, Attention: Company Secretary (telephone number: (817) 877-0477).

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The financial statements incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K (i) dated January 29, 1997 and filed on March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997, (ii) dated February 28, 1997 and filed on March 17, 1997, as amended on March 21, 1997, (iii) dated June 20, 1997 and filed on September 30, 1997, as amended on October 1, 1997, (iv) dated September 22, 1997 and filed on September 30, 1997, as amended on October 1, 1997, (v) dated September 30, 1997 and filed on September 30, 1997, as amended on October 1, 1997, and (vi) dated October 22, 1997 and filed October 28, 1997, respectively, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                                 LEGAL MATTERS

     The legality of the issuance of the Securities will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters relating to federal income tax considerations will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Securities covered by this Registration Statement, all of which will be paid by the Company, are as follows:


Registration Fee............................................  $  454,545
Printing, Engraving and Filing Expenses.....................  $1,000,000
Accounting Fees and Expenses................................  $  200,000
Legal Fees and Expenses.....................................  $3,400,000
Miscellaneous...............................................  $  145,455
                                                              ----------
          Total.............................................  $5,200,000
                                                              ==========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Declaration of Trust provides that no trust manager shall be liable to the Company for any act, omission, loss, damage, or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. The Company's Declaration of Trust and Bylaws also permit the Company to indemnify a person who was or who agreed to appear as a witness or other participant in a proceeding at a time when he is not named a defendant or respondent in the proceeding. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.

     The limited partnership agreement of the Operating Partnership contains indemnification provisions comparable to those contained in the Declaration of Trust.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
          *1.01          Form of Underwriting Agreement(s).
           4.01          Restated Declaration of Trust of the Registrant (filed as
                         Exhibit No. 4.01 to the Registrant's Registration Statement
                         on Form S-3 (File No. 333-21905) (the "1997 Form S-3") and
                         incorporated herein by reference).
           4.02          Amended and Restated Bylaws of the Registrant, as amended
                         (filed as Exhibit 4.02 to the Registrant's Form 8-K dated
                         October 8, 1997 and filed October 14, 1997 and incorporated herein by reference).
           4.03          Form of Common Share Certificate (filed as Exhibit 4.03 to the 1997 Form S-3 and incorporated herein by reference).
           4.04          First Amended and Restated Agreement of Limited Partnership
                         of Crescent Real Estate Equities Limited Partnership dated
                         May 5, 1994 (filed as Exhibit 10.01 to the Registrant's
                         Registration Statement on Form S-11 (File No. 33-78188) and
                         incorporated herein by reference).
           5.01          Opinion of Shaw, Pittman, Potts & Trowbridge as to the
                         legality of the securities being registered by the
                         Registrant (filed herewith).
           8.01          Opinion of Shaw, Pittman, Potts & Trowbridge regarding
                         certain material tax issues relating to the Registrant
                         (filed herewith).
        **12.01          Statement Regarding Computation of Ratios of Earnings to
                         Fixed Charges and Preferred Shares Dividends.
          23.01          Consent of Arthur Andersen LLP, Certified Public
                         Accountants, dated October 28, 1997 (filed herewith).
          23.02          Consent of Arthur Andersen LLP, Certified Public
                         Accountants, dated October 24, 1997 (filed herewith).
          23.03          Consent of Shaw, Pittman, Potts & Trowbridge (included in
                         its opinion filed as Exhibit 5.01 to this Registration
                         Statement).
        **24.01          Powers of Attorney.


---------------

 * To be filed by amendment.


** Previously filed.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement,

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 28th day of October, 1997.


                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        By:      /s/ GERALD W. HADDOCK
                                           -------------------------------------

                                                     Gerald W. Haddock
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----

              /s/ RICHARD E. RAINWATER*                Trust Manager and Chairman of   October 28, 1997
-----------------------------------------------------    the Board
                Richard E. Rainwater

                  /s/ JOHN C. GOFF*                    Trust Manager and Vice          October 28, 1997
-----------------------------------------------------    Chairman of the Board
                    John C. Goff

                /s/ GERALD W. HADDOCK                  Trust Manager, President and    October 28, 1997
-----------------------------------------------------    Chief Executive Officer
                  Gerald W. Haddock                      (Principal Executive
                                                         Officer)

                 /s/ DALLAS E. LUCAS                   Senior Vice President and       October 28, 1997
-----------------------------------------------------    Chief Financial Officer
                   Dallas E. Lucas                       (Principal Financial and
                                                         Accounting Officer)

                /s/ ANTHONY M. FRANK*                  Trust Manager                   October 28, 1997
-----------------------------------------------------
                  Anthony M. Frank

               /s/ MORTON H. MEYERSON*                 Trust Manager                   October 28, 1997
-----------------------------------------------------
                 Morton H. Meyerson

                /s/ WILLIAM F. QUINN*                  Trust Manager                   October 28, 1997
-----------------------------------------------------
                  William F. Quinn

              /s/ PAUL E. ROWSEY, III*                 Trust Manager                   October 28, 1997
-----------------------------------------------------
                 Paul E. Rowsey, III

                /s/ MELVIN ZUCKERMAN*                  Trust Manager                   October 28, 1997
-----------------------------------------------------
                  Melvin Zuckerman


                                            *By:   /s/ GERALD W. HADDOCK

                                              ----------------------------------
                                                      Gerald W. Haddock
                                                       Attorney-in-fact

                                 EXHIBIT INDEX


      EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
      -----------                           ----------------------
          *1.01          Form of Underwriting Agreement(s).
           4.01          Restated Declaration of Trust of the Registrant (filed as
                         Exhibit No. 4.01 to the Registrant's Registration Statement
                         on Form S-3 (File No. 333-21905) (the "1997 Form S-3") and
                         incorporated herein by reference).
           4.02          Amended and Restated Bylaws of the Registrant, as amended
                         (filed as Exhibit 4.02 to the Registrant's Form 8-K dated
                         October 8, 1997 and filed October 14, 1997, and incorporated herein by reference.
           4.03          Form of Common Share Certificate (filed as Exhibit 4.03 to the 1997 Form S-3 and incorporated herein by reference).
           4.04          First Amended and Restated Agreement of Limited Partnership
                         of Crescent Real Estate Equities Limited Partnership dated
                         May 5, 1994 (filed as Exhibit 10.01 to the Registrant's
                         Registration Statement on Form S-11 (File No. 33-78188) and
                         incorporated herein by reference).
           5.01          Opinion of Shaw, Pittman, Potts & Trowbridge as to the
                         legality of the securities being registered by the
                         Registrant (filed herewith).
           8.01          Opinion of Shaw, Pittman, Potts & Trowbridge regarding
                         certain material tax issues relating to the Registrant
                         (filed herewith).
        **12.01          Statement Regarding Computation of Ratios of Earnings to
                         Fixed Charges and Preferred Shares Dividends.
          23.01          Consent of Arthur Andersen LLP, Certified Public
                         Accountants, dated October 28, 1997 (filed herewith).
          23.02          Consent of Arthur Andersen LLP, Certified Public
                         Accountants, dated October 24, 1997 (filed herewith).
          23.03          Consent of Shaw, Pittman, Potts & Trowbridge (included in
                         its opinion filed as Exhibit 5.01 to this Registration
                         Statement).
        **24.01          Powers of Attorney.


---------------

 * To be filed by amendment.


** Previously filed.